Exhibit (2)(n)(1)

KPMG LLP
345 Park Avenue
New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form N-2 of Skybridge G II Fund of our reports dated May 23, 2025, with respect to the consolidated financial statements and financial highlights, and dated July 29, 2025, with respect to the senior securities table, which report appears herein.

We also consent to the reference to our firm under the headings “Financial Highlights” and “Senior Securities” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York

July 29, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.